SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8 K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date earliest event reported) October 30, 2008

MTR GAMING GROUP, INC.

(exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

0 20508	84 1103135
(Commission File Number)	(IRS Employer Identification Number)

STATE ROUTE 2 SOUTH, CHESTER, WEST VIRGINIA

(Address of principal executive offices)

26034

(Zip Code)

Registrant’s Telephone Number, Including Area Code:  (304) 387 8300

N/A

(Former name or former address, if changed since last report)

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a 12 under the Exchange Act (17 CFR 240.14a 12)

☐   Pre-commencement communications pursuant to Rule 14d 2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐   Pre-commencement communications pursuant to Rule 13e 4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 5.01.	Changes in Control of Registrant

(a)           A change in control of the Registrant occurred following the resignation of the Chairman of the Registrant’s Board of Directors, Mr. Edson R. Arneault, which resignation became effective on October 31, 2008. Mr. Jeffery P. Jacobs, the Registrant’s largest shareholder, was elected Chairman of the registrant’s Board of Directors effective upon Mr. Arneault’s resignation. The Registrant and Mr. Arneault also agreed to an early termination of Mr. Arneault’s Employment Agreement with the Registrant, as previously disclosed, effective October 31, 2008. As a result of the foregoing, and the additional disclosures set forth below, to the knowledge of the undersigned, Mr. Jacobs has acquired control of the Registrant as of October 31, 2008. It is noted, however that such change in control does not meet the definitions of “Change in Control” which are included (a) in the Registrant’s Indentures with respect to its (i) 9.75% Senior Notes due April 1, 2010, and (ii) its 9.00% Senior Subordinated Notes due June 1, 2012, and (b) in the Fifth Amended and Restated Credit Agreement, dated as of September 26, 2006, as amended after such date, by and among the Registrant, certain subsidiaries of the Registrant, Wells Fargo Bank, National Association, and certain other lenders.

On October 31, 2008, the Richard E. Jacobs Revocable Trust (the “Trust”) and Edson R. Arneault entered into a Stock Purchase Agreement pursuant to which Mr. Arneault sold 500,000 shares of the Registrant’s common stock (the “Shares”) to the Trust at a price of $4.50 per share. Pursuant to the terms of such Agreement (a) $3.00 per share (of the purchase price) was paid to Mr. Arneault on October 31, 2008, and (b) $1.50 per share (the “Deferred Payment”) is payable within five (5) business days of the date of completion of the refinancing of all of the Company’s 9.75% Senior Unsecured Notes (in the event the Notes are not refinanced on or before April 1, 2010, or such later maturity date if extended by the holders of the Notes, or the holders of the Notes shall declare a default thereunder for any reason, and such default is not cured within any applicable cure period, then the Deferred Payment shall be waived and forfeited and the purchase price for all of the shares shall be the $3.00 per share referenced above).  The Trust used its own funds to purchase the shares from Mr. Arneault.

In addition, on October 31, 2008 the Trust entered into a Stock Purchase Agreement with a third party pursuant to which the third party sold 200,000 shares of the Registrant’s common stock to the Trust at a price of $4.50 per share. The third party received $3.00 per share on October 31, 2008, and is entitled to receive an additional $1.50 per share subject to the terms described in subsection (b) of the preceding paragraph of this Item. The Trust used its own funds to purchase the shares.

The basis of Mr. Jacob’s control is a combination of (i) the number of shares he and his affiliates currently own (5,066,233 shares representing 18.44% of the Registrant’s issued and outstanding common stock), (ii) Mr. Jacobs’ election as Chairman of the Registrant’s Board of Directors in place of Mr. Arneault, and (iii) Mr. Arneault’s resignation from the Board and early termination of his duties as the Registrant’s President and Chief Executive Officer effective October 31, 2008 (as previously disclosed), as well as the Registrant’s employment of Mr. Robert F. Griffin as the Registrant’s new President and Chief Executive Officer effective November 1, 2008.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)           Edson R. Arneault, the Chairman of the Registrant’s Board of Directors, resigned from the Registrant’s Board effective October 31, 2008.

(d)           On October 30, 2008, and effective upon that date, the Registrant’s Board of Directors nominated and elected Mr. Steven M. Billick and Mr. Raymond K. Lee, upon the recommendation of the Board’s Nominating Committee, to serve as Directors on the Registrant’s Board of Directors. Mr. Billick will serve on the Board’s Audit and Compensation Committees, and as a Board representative on the Registrant’s Compliance Committee. Mr. Lee will serve on the Board’s Audit, Succession and Nominating Committees.

In addition, on October 30, 2008, the Registrant’s Board of Directors nominated and elected Stanley R. Gorom III, upon the recommendation of the Board’s Nominating Committee, to be a Director on the Registrant’s Board of Directors, such election to take effect upon the resignation of Mr. Edson R. Arneault (which occurred on October 31, 2008 as disclosed above).

Mr. Billick and Mr. Lee each executed an individual letter agreement with the Registrant pursuant to which the Registrant will pay Mr. Billick and Mr. Lee, respectively, compensation for services on the Registrant’s Board in an amount of $24,000 per year, and $1,500 for each regular meeting of the Board of Directors, board committee to which he is appointed, or shareholders which he attends. Out-of-Pocket expenses of such directors incurred in attending such meetings will be reimbursed by the Registrant under the terms of the Agreements.

Mr. Gorom and the Registrant entered into a Letter Agreement, upon the same terms as described in the preceding paragraph, dated as of October 31, 2008.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

(a)           On October 30, 2008, the Registrant’s Board of Directors approved an Amendment to the Registrant’s Amended Bylaws (effective October 30, 2008) which increased the number of Directors on the Registrant’s Board from seven Directors to nine Directors. The foregoing description of the Registrant’s October 30, 2008 Amendment of its Amended Bylaws is not complete and is qualified in its entirety by reference to such Amendment, a copy of which is filed as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

                (a) Not applicable.

                (b) Not applicable.

                (c) Not applicable.

                (d) Exhibits:

Exhibit No.	Description
3.1	Amendment of Amended Bylaws (Approved on October 30, 2008)

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MTR GAMING GROUP, INC.

	By:	/s/ David R. Hughes
David R. Hughes
Chief Financial Officer and
Corporate Executive Vice
President
Date: November 5, 2008